EXHIBIT 99.1

Open Energy Corporation Announces Preliminary Fiscal 2007 Third Quarter Revenues and Discontinues Revenue Guidance

SOLANA BEACH, Calif. (BUSINESS WIRE)—April 16, 2007—Open Energy Corporation (OTCBB: OEGY) announced today its outlook for the third quarter ended February 28, 2007 and provided updated guidance for its fiscal year ending May 31, 2007.

For the third quarter of fiscal 2007, the Company expects to report net revenues of approximately $1.78 million, or an increase of 4%, from sales of $1.70 million for the second quarter of fiscal 2007. Net loss for the third quarter of fiscal 2007 was $6.24 million, or $.08 per diluted share, compared to a net loss of $9.87 million, or $.13 per diluted share, for the second quarter of fiscal 2007. For the nine months ended February 28, 2007, the Company expects to report net revenues of approximately $3.84 million and a net loss of $21.04 million, or $.29 per diluted share.

The Company does not currently expect to meet its previously issued revenue guidance of approximately $10 million. Because the Company’s entire operations for fiscal 2006 are being treated as discontinued operations, the Company has limited historical financial information upon which it can base an evaluation of its future performance, and the Company has generated limited revenues from operations to date, the Company has decided to withdraw its previously issued revenue guidance and does not currently anticipate providing further guidance until a consistent trend in its financial performance emerges.

The Company also announced that it intends to file for an extension to file its quarterly report on Form 10-QSB with the Securities and Exchange Commission, which would otherwise be due today. The Company currently anticipates filing the quarterly report within the time allowed by the extension, on or before April 23, 2007.

The Company also announced that director Andrew M. Leitch, Chair of the Audit Committee, resigned effective April 11, 2007. Mr. Leitch’s expanding commitments with other companies prevents him from allocating the time necessary to chair the Company’s Audit Committee and serve on the Board of Directors. Edward Douglas Ward, who currently serves as the Chair of the Compensation Committee, was appointed to the Audit Committee to fill the vacancy, and he will serve on that committee with director Dalton Sprinkle.

About Open Energy Corporation

Open Energy Corporation (OTCBB: OEGY) is a renewable energy (RE) company focused on the development and commercialization of a portfolio of technologies capable of delivering low-risk, cost-competitive electricity, fresh water and related commodities on a global basis. Open Energy offers building-integrated photovoltaic (PV) roofing materials for commercial, industrial, and residential markets. Marketed under the trade name SolarSave®, the product line includes roofing membranes, roofing tiles, custom architectural PV glass, and balance of systems equipment such as inverters, combiners, and accessories. The Company also holds an exclusive, worldwide license to a solar thermal technology called SunCone™ CSP (Concentrating Solar Power), which is currently being developed to produce electricity and potable water using only the power of the sun. The company’s mission is to enhance life by harnessing the power of the sun.

Safe Harbor for Forward Looking Statements

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance, achievements or financial condition of the Company to be materially different from any future results, performance, achievements or financial condition expressed or implied by such forward-looking statements. These statements are based on the Company’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “would” or variations of such words and similar expressions may identify such forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions. These statements are not guarantees of future performance. Factors which may impact them include, but are not limited to, general economic and business conditions, customer demand for the Company’s products, the Company’s ability to scale up manufacturing to meet demand, the Company’s ability to execute on its new business plan, the Company’s ability to continue as a going concern and other factors over which the Company has little or no control. All such statements are therefore qualified in their entirety by reference to the factors specifically addressed in the sections entitled “Risk Factors” in the Company’s Annual Report on Form 10-KSB and its Quarterly Reports on Form 10-QSB. New risks can arise and it is not possible for management to predict all such risks, nor can management assess the impact of all such risks to the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. All forward-looking statements speak only as of the date thereof. The Company undertakes no obligation to revise or update publicly any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release, other than as required by law.

CONTACT:
Open Energy Corporation
Investor Relations
Boundary Point Investor Relations
Brad Long
P: 866 469 6349
blong@openenergycorp.com